UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2005

APPLE HOSPITALITY FIVE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-50731	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality Five, Inc. (which is referred to below as the “Company”) is filing this report in accordance with Items 5.02, 5.03 and 9.01 of Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At its Annual Meeting on May 12, 2005, the Company’s Board of Directors confirmed Bryan F. Peery’s title as “Chief Financial Officer.” Mr. Peery had previously been elected as the Company’s Chief Accounting Officer and in such capacity had served as the Company’s chief financial officer. The change in his title to Chief Financial Officer was made to reflect more closely the substance of his responsibilities and duties. Mr. Peery is also a Senior Vice President and the Treasurer of the Company. The following provides additional information on Mr. Peery:

Bryan Peery. Mr. Peery, 40, is Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Peery has been an officer of the Company since 2003. He also serves as Senior Vice President, Chief Financial Officer and Treasurer for Apple Hospitality Two, Inc. and Apple REIT Six, Inc., each of which is a real estate investment trust. Prior to his service with these companies, Mr. Peery served as President (2000-2003), Vice President-Finance (1998-2000) and Controller (1997-1998), of This End Up Furniture Company. Mr. Peery was with Owens & Minor, Inc. from 1991 until 1997, where he last served as Director and Assistant Controller-Financial Reporting. Mr. Peery’s experience also includes five years of service with KPMG LLP. Mr. Peery holds a Bachelor of Business Administration degree in Accounting from the College of William and Mary, Williamsburg, Virginia. Mr. Peery passed the Virginia CPA Exam in 1986.

At its Annual Meeting, the Board of Directors also elected David P. Buckley as the Company’s General Counsel. Mr. Buckley is also a Senior Vice President of the Company. The following provides additional information on Mr. Buckley:

David Buckley. Mr. Buckley, 37, is Senior Vice President and General Counsel for the Company. Mr. Buckley first became an officer of the Company in 2005. He also serves as Senior Vice President and General Counsel for Apple Hospitality Two, Inc. and Apple REIT Six, Inc. From 1999 to 2005, Mr. Buckley was an associate with McGuireWoods LLP, a full-service law firm headquartered in Richmond, Virginia. Mr. Buckley holds a Juris Doctor degree, Cum Laude, from the University of Richmond, Richmond, Virginia, a Master of Urban and Regional Planning degree from Virginia Commonwealth University, Richmond, Virginia and a Bachelor of Science degree in Industrial Technology from the University of Massachusetts Lowell, Lowell, Massachusetts.

Immediately after the Annual Meeting of Shareholders on May 12, 2005, the Board of Directors, acting pursuant to the Company’s Bylaws, increased the size of the Board from five members to six members and unanimously elected Glenn W. Bunting, Jr. to fill the vacancy. Mr. Bunting will serve as a director until the 2006 Annual Meeting of Shareholders. The Board determined Mr. Bunting to be “independent,” under the Company’s director independence standards as described in its Proxy Statement. Mr. Bunting was appointed as a member of the Executive Committee and the Compensation Committee. The following provides additional information on Mr. Bunting:

Glenn W. Bunting, Jr.. Mr. Bunting, 60, has been President of American KB Properties, Inc., which develops and manages shopping centers, since 1985. Since 1985, this company has built approximately 3 million square feet of leasable space. Mr. Bunting has also been President of G.B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. From 1993 through March 2005, Mr. Bunting served as an independent director of Cornerstone Realty Income Trust, Inc., a real estate investment trust (of which Glade M. Knight was Chairman and Chief Executive Officer) that owned apartment communities.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its Annual Meeting on May 12, 2005, the Board, acting pursuant to Section 11.11(a)(ii) (which permits the Board to make changes to the Bylaws not materially adverse to the rights, preferences and privileges of the shareholders), approved and adopted a new Section 10.1(c) of the Bylaws. This new section states that notwithstanding anything else in the Bylaws, the Company may, without the need to comply with the requirements in the Bylaws otherwise generally applicable to transactions with affiliates, both make and accept assignments of purchase agreements or other contracts (or any rights, powers, duties or obligations under any such contracts) to or from any of the Company’s affiliates or the Advisor’s affiliates (as defined in the Bylaws), provided there is no consideration for any such assignment other than the reimbursement to the assigning party of the assigning party’s direct costs related to the contract. The purpose of this amendment is to permit the Company to make and accept assignments of purchase agreements and other contracts from any such affiliates in circumstances where an affiliate initially enters into any such contract and its is later determined that such contract shall be assigned to the Company with the Company thereafter becoming the party in interest under the contract.

Item 9.01. Financial Statements and Exhibits

a. Financial Statements of Businesses Acquired

None

b. Pro Forma Financial Information

None

c. Exhibits

Exhibit 3.1 Text of Amendment to Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 18, 2005